AXP Managed Allocation Fund, Inc.
File No. 2-93801/811-4133

Exhibit Index:

(h)(1) Transfer Agency Agreement, dated March 9, 2000, between Registrant and American Express Client Service Corporation.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Auditors.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 13, 2000.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 13, 2000.

(q)(3) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 13, 2000.

(q)(4) Officers' Power of Attorney to sign amendments to this Registration Statement dated Jan. 13, 2000.